Exhibit 4.13

Engen Investments Limited

(Incorporated with limited liability under the laws of British Virgin Islands)

Nonnegotiable Promissory Note (002)

US$1,697,761	1 January, 2011

For value received, ENGEN INVESTMENTS LIMITED, a business company incorporated with limited liability under the laws of British Virgin Islands (“Maker”), promises to pay to SILVER HARVEST HOLDINGS LIMITED ( ), a business company incorporated with limited liability under the laws of British Virgin Islands (“Payee”), in lawful money of the United States of America, the principal sum of US Dollars one million six hundred ninety seven thousand seven hundred sixty one only (US$1,697,761), together with interest in arrears on the unpaid principal balance at an annual rate equal to the People’s Bank of China’s benchmark lending rate for financial institutions in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed, and commencing from such date as Mian Yang Jin Xin Copper Company Limited ( ) (“Jin Xin”) has received shareholders’ loan from Engen Investments Limited or True Excel Holdings Limited .

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Share Purchase Agreement, dated 1 January, 2011, by and among Maker, Payee, Gushan Environmental Energy Limited and Gold Hero Holdings Limited ( ), and Silver Harvest Holdings Limited ( ) (the “Agreement”) and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

THIS NOTE WAS ORIGINALLY ISSUED ON JANUARY 1, 2011 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES LAWS THAT MAY BE APPLICABLE.

1. PAYMENTS

1.1 PRINCIPAL AND INTEREST

The principal amount of this Note and all interest thereon shall be due and payable on the first anniversary from such date as Jin Xin has received shareholders’ loan from Engen Investments Limited or True Excel Holdings Limited, and could be renewed for rollover on an annual basis as Engen Investments Limited may determine from time to time to that effect.

1.2 MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day (except Saturdays and Sundays) on which banks in Hong Kong are generally opened for business to the public.

1.3 PREPAYMENT

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4 RIGHT OF SETOFF

Maker shall have the right to withhold and set off against any amount due hereunder the amount of any claim or payment of damages to which Maker may be entitled under the Agreement.

2. DEFAULTS

2.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a) If Maker shall (i) commence a voluntary insolvency proceeding; (ii) consent to the entry of an order for relief against it in an involuntary insolvency proceeding; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (iv) make an assignment for the benefit of its creditors.

(b) If a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days.

2.2 NOTICE BY MAKER

Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3. MISCELLANEOUS

3.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 8(g) of the Agreement.

3.3 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4 GOVERNING LAW

This Agreement is governed by and construed in accordance with the laws of the British Virgin islands without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the British Virgin Islands.

3.5 PARTIES IN INTEREST

This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except that Payee may assign this Note to the Shareholders. Subject to the preceding sentence, this Note will be binding in all respects upon Maker and inure to the benefit of Payee and its successors and assigns.

3.6 SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as a deed as of the date first stated above.

ENGEN INVESTMENTS LIMITED

By:	/S/ KWONG WAI SUN WILSON

Name:	Kwong Wai Sun Wilson
Title:	Director

IN THE PRESENCE OF:

/S/ CHEUNG YING KWAN
Name:	CHEUNG Ying Kwan
Title:	Secretary